Exhibit T3D-2

LETTER OF TRANSMITTAL

CONGOLEUM CORPORATION

OFFER TO EXCHANGE $40,819,893 9% SENIOR SECURED NOTES DUE

DECEMBER 31, 2020 FOR $40,819,893 OUTSTANDING 9% SENIOR SECURED

NOTES DUE DECEMBER 31, 2017 CUSIP(S) NO. 207195AC2

PURSUANT TO THE EXCHANGE OFFER DATED [            , 2017]

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00

P.M., NEW YORK CITY TIME, ON [            , 2017] (THE “EXPIRATION DATE”),

UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE ISSUER

The Exchange Agent for the Exchange Offer is:

[INSERT NAME]

[INSERT ADDRESS]

Attention: Congoleum Corporation 9% Senior Secured Notes Due December 31, 2020

All Holders of

Congoleum Corporation

9% Senior Secured Notes due December 31, 2017

Note Holders:

If you wish to exchange issued and outstanding 9% Senior Secured Notes due December 31, 2017 (the “Outstanding Notes”) of Congoleum Corporation (the “Issuer”) for an equal aggregate principal amount of new 9% Senior Secured Notes due December 31, 2020 (the “Exchange Notes”) to be issued pursuant to the exchange offer, you must accept this exchange offer and validly tender (and not withdraw) Outstanding Notes to the Exchange Agent prior to the Expiration Date.

The Outstanding Notes were issued under that certain Congoleum Corporation 9% Senior Secured Notes Due 2017 Amended and Restated Indenture dated as of December 1, 2010, effective as of July 1, 2010, as amended, modified and/or supplemented prior to the date hereof (the “Existing Indenture”). Except for the final maturity date, the terms set forth in the proposed new indenture under which the Exchange Notes will be issued (the “New Indenture”) are substantially similar to the terms in the Existing Indenture. A copy of the proposed New Indenture is enclosed herewith for review. Holders of Outstanding Notes who do not wish to accept this exchange offer and do not wish to extend the final maturity date of their Outstanding Notes will have their Outstanding Notes repaid in full on December 31, 2017 pursuant to the terms of the Existing Indenture.

We refer you to this letter of transmittal (the “Letter of Transmittal”) and to the enclosed proposed New Indenture which describe the Issuer’s offer (the “Exchange Offer”) to exchange the Outstanding Notes for a like principal amount of the Exchange Notes.

The Issuer reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Issuer shall notify the Exchange Agent and each registered holder of the Outstanding Notes of any extension by written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the Outstanding Notes. Holders and beneficial owners of Outstanding Notes who wish to accept this Exchange Offer should instruct their holders of record or custodians for their Outstanding Notes at The Depository Trust Company (“DTC”) to return a copy of this Letter of Transmittal appropriately completed and marked “Accepted” on the last page to the Exchange Agent at the address set forth on the cover page hereof no later than the Expiration Date. Tender of Outstanding Notes is to be made according to the Automated Tender Offer Program (“ATOP”) of the DTC. DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your Outstanding Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, either (i) a copy of this Letter of Transmittal appropriately completed and marked “Accepted” on the last page by your holder of record or custodian for your Outstanding Notes at the DTC, or (ii) an agent’s message under the DTC’s ATOP procedures that confirms that:

•	DTC has received your instructions to tender your Outstanding Notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.

BY USING THE DTC’S ATOP PROCEDURES TO TENDER OUTSTANDING NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT, SUBJECT TO THE INSTRUCTIONS FOR CERTAIN BROKER-DEALERS IN PARAGRAPH 6 BELOW. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1. By tendering Outstanding Notes in the Exchange Offer, you acknowledge receipt of this Letter of Transmittal and the New Indenture.

2. By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Outstanding Notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the tender of Outstanding Notes.

3. You understand that the tender of the Outstanding Notes pursuant to procedures herein will constitute an agreement between you and the Issuer as to the terms and conditions set forth herein and in the New Indenture.

4. By tendering Outstanding Notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon any interpretations contained in any no-action letters that may be issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), that the Exchange Notes issued in exchange for the Outstanding Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended (the “Securities Act”) (other than a broker-dealer who purchased Outstanding Notes exchanged for such Exchange Notes directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act and any such holder that is an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act), provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such Exchange Notes.

5. By tendering Outstanding Notes in the Exchange Offer, you hereby represent and warrant that:

(a) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

(b) you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of exchange notes in violation of the Securities Act;

(c) you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Issuer; and

(d) if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Outstanding Notes that you acquired as a result of market-making activities or other trading activities, you will deliver a prospectus (or to the extent permitted by law, make available a prospectus) in connection with any resale of such Exchange Notes.

6. If you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering Outstanding Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

7. If you are a broker-dealer and Outstanding Notes held for your own account were not acquired as a result of market-making or other trading activities, such Outstanding Notes cannot be exchanged pursuant to the Exchange Offer.

8. Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.	Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Outstanding Notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as Agent’s Message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 12:00 p.m., New York City time, on the Expiration Date.

2.	Partial Tenders.

Tenders of Outstanding Notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of Outstanding Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Outstanding Notes is not tendered, then Outstanding Notes for the principal amount of Outstanding Notes not tendered and Exchange Notes issued in exchange for any Outstanding Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Outstanding Notes are accepted for exchange.

3.	Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Outstanding Notes will be determined by the Issuer, in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Outstanding Notes. The Issuer’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Issuer shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Issuer, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

4.	Waiver of Conditions.

The Issuer reserves the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in this Letter of Transmittal or in the New Indenture.

5.	No Conditional Tender.

No alternative, conditional, irregular or contingent tender of Outstanding Notes will be accepted.

6.	Request for Assistance.

Requests for assistance or for copies of the New Indenture or additional copies of this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

This Exchange Offer is “Accepted” by                                 , Depository Trust Company holder of record or custodian for                                 , beneficial owner of Outstanding Note(s) in the principal amount of                                  as of this date              , 2017.

***	If the person signing this document is acting in a fiduciary or a representative capacity, please submit proper evidence of the signing person’s authority along with the signed copy of this Letter of Transmittal.